SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of April 28, 2025 (the “Effective Date”) by and between IGEP Park Place, LLC (“Landlord”), on the one hand, and AEye, Inc. and AEye Technologies, Inc. (“Tenants”), on the other hand (collectively, the “Parties” and individually the “Party”).

RECITALS

WHEREAS, on or around April 26, 2019, Landlord’s predecessor in interest and the Tenants entered into the Office Lease (the “Lease”) for certain premises at One Park Place in Dublin, California 94568 (the “Premises”);

WHEREAS, on August 26, 2024, Landlord filed a lawsuit against Tenants, captioned IGEP Park Place, LLC v. AEye, Inc., et al., Case No. 24-CV-088829, which is pending in Alameda Superior Court (the “Lawsuit”);

WHEREAS, Landlord has fully drawn down the letter of credit issued by Citibank, N.A. in the amount of $2.15 million (the “LC”); and,

WHEREAS, in order to avoid further expenditure of time and expense of litigation, the Parties desire to settle and terminate fully and finally any and all differences and disputes between the Parties; and,

NOW, THEREFORE, in consideration of the foregoing and the covenants and conditions contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereby enter into this Agreement to reflect and memorialize the terms and conditions agreed upon as described herein.

IT IS HEREBY AGREED, by and among the Parties, as follows:

AGREEMENT

1.      Incorporation of Recitals. The Recitals to this Agreement are incorporated into and constitute a part of this Agreement.

2.      Payment and Dismissal. Within 14 days of the Effective Date, the Tenants shall pay to Landlord the sum of One Million Four Hundred Thousand Dollars ($1.4 million), which shall be in addition to the $2.15 million drawn down from the LC (the “Settlement Payment”). The Settlement Payment shall be made by wire transfer to the Landlord pursuant to wiring instructions provided by Landlord’s attorneys of record. In addition, within 14 days of the Effective Date, the Parties shall enter into a standard Warrant Agreement which provides, among other things, that AEye, Inc. shall issue to Landlord a warrant to purchase up to 350,000 shares of AEye, Inc.’s common stock with an initial exercise price of $2.22 that is issued as of and exercisable on or after August 31, 2025 (the “Initial Exercisability Date”) until five years following the Initial Exercisability Date (the “Warrant”). Within five days of receipt of the Settlement Payment and execution of the Warrant Agreement, Landlord shall file a request for dismissal with prejudice of all claims in the Lawsuit.

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3.      No Admission of Liability. This Agreement shall not be construed or interpreted to constitute an admission of liability by or against any Party for any purpose, and shall not operate in any way as evidence or an admission of fact, liability or responsibility by any Party regarding the subject matter of any action or any other matters between the Parties. Each of the Parties acknowledges that they are entering into this Agreement solely in order to resolve all of the claims and controversies between them concerning their claims under the Lease, and to terminate the relationship between them.

4.      Mutual Release. Except for their obligations under this Agreement, including with respect to the Settlement Payment and the Warrant Agreement, the Parties, each for themselves, their respective trustees, beneficiaries, managers, members, boards of directors, officers, shareholders, assigns, employees, agents, predecessors, heirs, executors, and administrators, successors, subsidiary entities, former entities, attorneys, and any others claiming under or through them, both past and present, do hereby release and forever discharge each other, and each of the others’ trustees, beneficiaries, managers, members, boards of directors, officers, shareholders, assigns, employees, agents, predecessors, successors, heirs, executors, and administrators, subsidiary entities, former entities, attorneys, and all others acting by, through, under, or in concert with the other, and each of them, from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts (express, implied in fact, or implied by law), agreements, promises, liabilities, claims, set offs, rights and claims for indemnity and/ or contribution, refunds, overpayments, demands, damages, losses, costs, or expenses, of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, which each now has or may hereafter have by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any matters that have or might have been in any way raised, by petition, complaint, cross-complaint or otherwise in the Litigation, including without limitation any claim or demand arising under the Lease or the LC or relating to the Premises (the “Released Claims”).

The Released Claims include all claims of every kind and nature, known or unknown, suspected or unsuspected, foreseen or unforeseen, that can be legally released. The Parties hereby expressly agree to release such unknown and unsuspected claims, and except as otherwise stated in this Agreement, waive any and all rights they may have under any applicable statute, including but not limited to California Civil Code Section 1542 or statute or common law principles which would limit the effect of this Agreement to those claims actually known or suspected to exist at the time of the effectiveness of this Release. The Parties acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Notwithstanding the above, nothing in this Section 4 shall affect, discharge, or release any claims, known or unknown, which arise from or relate to enforcement of this Agreement.

5.      Covenant Not to Sue. The Parties, except only as to claims for breach or enforcement of this Agreement, hereby covenant not to sue each other, or any and all of their agents, officers, directors, employees, stockholders, parents, subsidiaries, affiliates, predecessors, successors, attorneys, insurers, representatives and assigns as applicable on any and all Released Claims, whether directly or on a representative basis, and not to pursue, further advocate, aid or assist others in pursuing or advocating any Released Claims.

6.      No Filing or Assignment of Other Claims. The Parties represent and warrant that none of them has any pending complaints, charges, lawsuits, or other legal actions with any court or government agency relating to any of the Released Claims, other than those listed in the Recitals. The Parties also further represent and warrant that they have not assigned or transferred, and will not subsequently assign or transfer, to any person or entity not a party to this Agreement, the Released Claims or any part or portion thereof.

7.      Construction. This Agreement and its validity, construction and effect shall be governed by the laws of the State of California applicable to contracts executed and wholly to be performed in the State of California.

8.      Advice of Counsel. The Parties agree that this Agreement is the product of negotiation between the Parties, shall not be deemed to have been drafted by one party or the other, and shall be construed accordingly. The Parties represent and warrant that they have consulted with legal counsel and have received legal advice in connection with the terms reflected in this Agreement, and the negotiation and execution of this document. The Parties further represent and warrant that they are executing this Agreement voluntarily, of their own free act and deed, and have not been coerced into doing so in any manner.

9.      Binding Agreement. The Parties hereby represent and warrant that they have the power and authority to execute, deliver and perform this Agreement. This Agreement and all terms and provisions thereof, shall be binding and inure to the benefit of the Parties and their respective agents, officers, directors, employees, stockholders, parents, subsidiaries, affiliates, predecessors, successors, attorneys, insurers, representatives, and assigns.

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10.      No Presumption Against Drafter. The Parties each acknowledge that they have been fully involved in the negotiation and drafting of this Agreement. Accordingly, the Parties acknowledge that any rule of construction of contracts resolving any ambiguities against the drafting Party shall be inapplicable to this Agreement.

11.      Entire Agreement. This Agreement and the Warrant Agreement constitute a fully integrated agreement. They contain the entire agreement of the Parties with respect to its subject matter, and all prior oral or written agreements, contracts, memoranda, negotiations, representations and discussions, if any, pertaining to the subject matter of this Agreement are merged into this Agreement. No Party to this Agreement has made any oral or written representation other than those set forth in this Agreement and no Party is entering into this Agreement in reliance upon any representation other than those set forth in this Agreement.

12.      Severability. Each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but if any provision of this Agreement shall be determined to be invalid under or prohibited by applicable law, such provision shall be ineffective only to the extent of such invalidity or prohibition without invalidating or impairing the effectiveness or intended operation of the remainder of such provision or the remaining provisions of this Agreement.

13.      Enforceability. The Parties to this Agreement understand, acknowledge, and agree that this Agreement is being executed with the express understanding that it is binding and enforceable by the Court in the Lawsuit pursuant to Evidence Code section 1123. In the event any Party hereto fails to perform any of the terms or conditions required to be performed pursuant to this Agreement, the Parties hereto agree that they will file a motion to enforce this Agreement with the Court pursuant to Code of Civil Procedure section 664.6. To the extent that it becomes necessary to introduce this Agreement in any Court proceeding to enforce and/ or interpret the terms of this Agreement, the Parties hereto expressly waive the mediation confidentiality provisions of Evidence Code section 1123 solely for the purpose of establishing that an agreement has been reached by the Parties. Any dispute regarding the language of the Warrant Agreement shall be resolved by arbitration before the Honorable Peter Kirwan (Ret.).

14.      Execution in Counterparts. This Agreement may be executed in counterparts and when each Party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and all counterparts taken together will constitute one and the same Agreement, which will be binding and effective as to all Parties. Signatures transmitted by electronic means shall be binding.

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15.      No Modification or Waiver. The Parties agree that this Agreement may not be amended, modified or waived absent the express written agreement of all Parties.

16.      Costs and Attorneys’ Fees. In the event any action or proceeding is brought to enforce this Agreement, the prevailing party therein shall be entitled to recover from the other its reasonable attorneys’ fees, and costs in addition to all other relief to which that party may be entitled. Except as otherwise provided by this Agreement, each Party shall bear its own attorneys’ fees, costs and expenses incurred in connection with the Action, including its own fees and costs incurred in connection with the negotiation, drafting and execution of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date set forth below:

IGEP PARK PLACE, LLC,

a Delaware limited liability company

By: IGEP Investments, LLC,

a Delaware limited liability company,

its sole Member

By: EPL Park Place Investors LLC,

a California limited liability company,

its Administrative Member

By: Ellis Partners LLC,

a California limited liability company,

its Manager

/s/ James F. Ellis

Name: James F. Ellis

Title: Managing Member

AEYE, INC. /s/ Andrew S. Hughes Name: Andrew S. Hughes Title: SVP/General Counsel	AEYE TECHNOLOGIES, INC. /s/ Andrew S. Hughes Name: Andrew S. Hughes Title: VP & Secretary

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